Exhibit 99.1

Pharmion Updates 2004, Provides 2005 Financial Guidance

 BOULDER, Colo., Jan. 10 /PRNewswire-FirstCall/ -- Pharmion Corporation (Nasdaq: PHRM) announced today its updated financial guidance for 2004 and provided for the first time its 2005 financial guidance. The Company expects to announce its complete fourth quarter and fiscal year 2004 financial results in mid-February.

Pharmion is increasing its net sales expectations for 2004 to a range of $127 to $130 million, up from previous guidance of $122 to $128 million. The Company is increasing its Vidaza sales guidance range slightly to $45 to $47 million, from previous guidance of $42 to $46 million for the second half of 2004. The Company anticipates total thalidomide sales for 2004 will range from $64 to $65 million, up slightly from previous guidance of $63 to $65 million. The Company estimates its net loss for 2004 will range from $(0.58) to $(0.69) per share, compared to previous guidance of $(0.66) to $(0.73) per share.

For 2005, Pharmion expects to report total net sales in a range of $229 to $245 million, driven primarily by anticipated Vidaza sales in the U.S. and thalidomide named patient and compassionate use sales in Europe. The Company anticipates Vidaza sales will range from $130 to $140 million, and thalidomide sales will range from $80 to $86 million. In addition, Pharmion anticipates that total operating expenses for 2005 will range from $147 to $153 million, including clinical, development and regulatory expenses of $49 to $53 million. These expense levels represent a significant increase over those incurred in 2004 due primarily to increased investment in Vidaza and thalidomide development activities. Pharmion expects 2005 earnings per share will range from $0.33 to $0.48 per share.

“2004 was a year of significant progress for Pharmion,” said Patrick J. Mahaffy, president and chief executive officer of Pharmion. “The approval and successful launch of Vidaza and progress in thalidomide sales provided us substantial revenue growth during the year, and positions us to achieve full year profitability in 2005. Our focus in 2005 is to continue our financial progress while we expand our clinical development programs to explore the full potential of Vidaza and thalidomide. We believe this investment will provide greater potential for revenue and earnings growth in the future.”

Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing or regulatory approvals for Thalidomide Pharmion 50mg and, outside the U.S. for Vidaza; the impact of competition from other products under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion’s ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; failure of third-party manufacturers to produce the product volumes required on a timely basis, fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

SOURCE  Pharmion Corporation
          -0-                                                                 01/10/2005
          /CONTACT:  Breanna Burkart, or Anna Sussman, Directors, Investor Relations and Corporate Communications, both of Pharmion Corporation, +1-720-564-9150/
          /Web site:  http://www.pharmion.com /